                                                                     EXHIBIT 8.1
                                                                     S-1



                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202



                                        August 28, 2000



Bank Mutual Corporation                 Mutual Savings Bank
4949 West Brown Deer Road               510 East Wisconsin Avenue
Brown Deer, WI  53223                   Milwaukee, WI  53202




Ladies and Gentlemen:

         We have acted as counsel to Mutual Savings Bank, a Wisconsin mutual savings bank ("Mutual Savings"), and Bank Mutual Corporation, a federally-chartered corporation ("Bank Mutual"), in connection with (i) the restructuring, including the conversion of Mutual Savings from a state-chartered savings bank to a federal savings bank and then to a federal stock savings bank, as described in the Plan of Restructuring from Mutual Savings Bank to Mutual Holding Company of Mutual Savings as adopted on February 17, 2000, as amended and restated July 31, 2000 (the "Plan of Restructuring"), and (ii) the preparation and filing of the Prospectus of Bank Mutual relating to the restructuring (the "Restructuring Prospectus"). In a substantially simultaneous transaction Bank Mutual will acquire First Northern Capital Corp., a Wisconsin corporation ("First Northern"), through a merger of First Northern into Bank Mutual (the "First Northern Merger") as described in the Agreement and Plan of Merger dated as of February 21, 2000 by and among Mutual Savings, OV Corp., a Wisconsin corporation and a newly formed, wholly-owned subsidiary of Mutual Savings, and First Northern (the "Merger Agreement"). With First Northern's consent, OV Corp. will have assigned all of its rights under the Merger Agreement to Bank Mutual, and Bank Mutual will have assumed all of the obligations of OV Corp. under the Merger Agreement. In the following discussion, "Mutual Bank" refers to Mutual Savings before the conversion and "Stock Bank" refers to Mutual Savings after the conversion.

         The restructuring will be accomplished as follows:

         (a) Mutual Savings will convert from a state-chartered savings bank to a federal savings bank.

         (b) Mutual Savings will form Mutual Savings Bancorp, MHC (the "MHC"), a federally-chartered mutual holding company which will be subject to regulation by the Office of Thrift Supervision. The MHC will form a transitory federal stock savings bank ("Transitory"). Mutual Savings will own all of the shares of Bank Mutual and will contribute those shares to the MHC. The MHC will thereupon own all of the stock of both Bank Mutual and Transitory.

         (c) Mutual Savings will convert to a federal stock savings bank ("Stock Bank"). The depositors of Mutual Savings will receive deposit accounts in Stock Bank with the same terms and conditions as their deposit accounts in Mutual Savings.

         (d) Transitory will merge into Stock Bank in a transaction in which the MHC will receive all of the stock of Stock Bank. Stock Bank will be the surviving corporation in the merger.

         (e) The MHC will transfer the stock of Stock Bank to Bank Mutual so that Bank Mutual will hold all of the stock of Stock Bank, and the MHC will initially own 100% of the shares of common stock of

August 28, 2000
Page 2



                  Bank Mutual. The former depositors of Mutual Savings will hold all of the liquidation interests and voting rights in the MHC, for so long as, and to the extent, they continue to maintain their qualifying deposits with Stock Bank.

         (f) Simultaneously with the First Northern Merger, Bank Mutual will issue shares of its stock to the public and the Bank Mutual employee benefit plans for cash in the subscription offering at the price to purchasers of $10 per share.

         (g) The initially issued stock of Stock Bank, which will be constructively received by the former Mutual Savings' depositors when Mutual Savings becomes a stock savings bank under step (c) above, will be issued to the MHC in exchange for liquidation interests in the MHC which will be held by Mutual Savings' depositors.

         In connection with this opinion, we have examined the Plan of Restructuring, the Restructuring Prospectus, the Merger Agreement, the draft of the Proxy Statement of First Northern and Prospectus of Bank Mutual relating to the First Northern Merger (the "Proxy Statement/Prospectus"), and representations contained in letters to us, dated on or about the date hereof, by Mutual Savings (on behalf of itself, Bank Mutual and the MHC), Bank Mutual and First Northern. For purposes of this opinion, we have assumed (i) the accuracy of the representations made by Mutual Savings, Bank Mutual and First Northern contained in their respective letters to us, (ii) the restructuring, including the conversion, will be consummated in the manner described in the Plan of Restructuring and the Restructuring Prospectus, and (iii) that the First Northern Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

         Subject to the assumptions set forth above with regard to the restructuring, we are of the opinion that:

         (1) the conversion(s) of Mutual Savings from a state-chartered savings bank to a federal savings bank and then to a federal stock savings bank will constitute a reorganization, or reorganizations, under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and Mutual Savings (in either its status as Mutual Bank or Stock Bank) will not recognize gain or loss as a result of the conversion(s);

         (2) the basis of each asset of Mutual Bank received by Stock Bank in the reorganization will be the same as Mutual Bank's basis for such asset immediately prior to the reorganization;

         (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the reorganization;

         (4) Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interests (i.e., liquidation interests and voting rights) in Mutual Bank;

         (5) no gain or loss will be recognized by the depositors of Mutual Savings (formerly Mutual Bank) upon the transfer to the MHC of shares of Stock Bank common stock they constructively receive in the restructuring in exchange for interests (i.e., liquidation interests and voting rights) in the MHC;

August 28, 2000
Page 3




         (6) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

         (7) no gain or loss will be recognized by those that purchase shares of Bank Mutual in the subscription offering upon the transfer of cash to Bank Mutual in exchange for shares of common stock of Bank Mutual;

         (8) no gain or loss will be recognized by Bank Mutual upon the issuance of shares of Bank Mutual in exchange for cash in the subscription offering; and

         (9) the statements made under the captions "TAXATION" and "THE RESTRUCTURING AND THE OFFERING -- Federal Tax Consequences of the Restructuring" in the Restructuring Prospectus, to the extent they constitute matters of law or legal conclusions, are correct in all material respects.

         This opinion does not address any federal, state, local or foreign tax consequences that may result from the restructuring or any other related transactions, other than as set forth above. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

         This opinion is intended solely for the benefit of Bank Mutual, its shareholders, Mutual Savings, and Mutual Savings' depositors in connection with the restructuring. It may not be relied upon for any other purpose or by any other person or entity, and it may not be made available to any other person or entity without our prior written consent. We consent to the filing of this opinion as an exhibit to the Restructuring Prospectus and the reference to our firm under the caption "THE RESTRUCTURING AND THE OFFERING -- Federal Tax Consequences of the Restructuring" in the Restructuring Prospectus. In giving such consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Securities Act of 1933, as amended, or that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/

                                        QUARLES & BRADY LLP